                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-37603


           Prospectus Supplement to Prospectus dated March 19, 1999.

                                  $300,000,000

                              KNIGHT-RIDDER, INC.

                      6.875% Debentures due March 15, 2029
                             ----------------------

     Knight-Ridder, Inc. will pay interest on the debentures on March 15 and September 15 of each year. Knight Ridder will make the first interest payment on September 15, 1999. The debentures will be issued only in denominations of $1,000 and integral multiples of $1,000.

     Knight Ridder has the option to redeem all or a portion of the debentures at any time at a price based on the present value on the redemption date, using a discount rate based on a U.S. Treasury security having a remaining life to maturity comparable to the debentures, of the then remaining scheduled payments of principal and interest on the debentures to be redeemed, plus 25 basis points, plus accrued interest. The redemption price will in no event be less than 100% of the principal amount of the debentures to be redeemed.
                             ----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                       Per Debenture       Total
                                                       -------------       -----
Initial public offering price........................        99.802%    $299,406,000
Underwriting discount................................         0.875%    $  2,625,000
Proceeds, before expenses, to Knight Ridder..........        98.927%    $296,781,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the debentures will accrue from March 26, 1999 and must be paid by the purchaser if the debentures are delivered after March 26, 1999.
                             ----------------------

     The underwriters expect to deliver the debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on March 26, 1999.

GOLDMAN, SACHS & CO.
       NATIONSBANC MONTGOMERY SECURITIES LLC
              BARCLAYS CAPITAL
                     CHASE SECURITIES INC.
                             NORWEST INVESTMENT SERVICES, INC.
                                   FIRST CHICAGO CAPITAL MARKETS, INC.
                                   A BANK ONE COMPANY
                             ----------------------

                  Prospectus Supplement dated March 23, 1999.

                           FORWARD-LOOKING STATEMENTS

     Certain statements made in or incorporated by reference into this prospectus supplement and prospectus are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results and events to differ materially from those anticipated.

     Potential risks and uncertainties which could adversely affect Knight Ridder's ability to obtain these results include, without limitation, the following factors: (a) increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising; (b) an economic downturn in some or all of the Company's principal newspaper markets that may lead to decreased circulation or decreased local or national advertising; (c) a decline in general newspaper readership patterns as a result of competitive alternative media or other factors; (d) an increase in newsprint costs over the levels anticipated; (e) labor disputes which may cause revenue declines or increased labor costs; (f) acquisitions of new businesses or dispositions of existing businesses; (g) increases in interest or financing costs; and (h) rapid technological changes and frequent new product introductions prevalent in electronic publishing, including the evolution of the Internet.

                                  THE COMPANY

     Knight Ridder is a communications company engaged in newspaper publishing, news and information services, electronic retrieval services and graphics and photo services. The Company publishes 31 daily newspapers in 28 U.S. markets, reaching 9.2 million readers daily and 13.1 million on Sunday. Knight Ridder's newspapers are dedicated to serving their respective communities with high quality and independent journalism. The Company has won 66 Pulitzer prizes, including 17 in the past ten years. The Company maintains 45 associated web sites under the name Knight Ridder Real Cities.

                                USE OF PROCEEDS

     The net proceeds to Knight Ridder from the sale of the debentures will be used to reduce commercial paper borrowings and for general corporate purposes, including share repurchases. The commercial paper bears interest at rates ranging from 4.9% to 5.3% with maturities to August 25, 1999.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Knight Ridder at December 27, 1998 and as adjusted to give effect to the sale by Knight Ridder of the debentures offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds."

                                                                AT DECEMBER 27, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
LONG-TERM DEBT:
  Commercial paper, net of current portion..................  $  759,182    $  462,901
  8.5% Notes payable ratably on September 1, 1999, 2000 and
     2001, net of current portion...........................      79,851        79,851
  6.3% Senior Notes maturing December 2005..................      99,305        99,305
  6.625% Notes due November 2007............................      97,978        97,978
  9.875% Debentures due April 2009..........................     198,299       198,299
  7.15% Debentures due November 2027........................      94,386        94,386
  6.875% Debentures due March 2029..........................          --       300,000
                                                              ----------    ----------
          Total long-term debt..............................  $1,329,001    $1,332,720
                                                              ==========    ==========
SHAREHOLDERS' EQUITY:
  Series B Preferred Stock ($1 par value, 2,000,000 shares
     authorized, 1,754,930 issued)..........................  $    1,755    $    1,755
  Common Stock ($.02 1/12 par value, 250,000,000 shares
     authorized; 78,374,195 issued)(1)......................       1,633         1,633
  Additional capital........................................     908,078       908,078
  Retained earnings.........................................     735,132       735,132
  Accumulated other comprehensive income....................      18,738        18,738
  Treasury stock, at cost; 46,667 shares....................      (2,605)       (2,605)
                                                              ----------    ----------
          Total shareholders' equity........................   1,662,731     1,662,731
                                                              ----------    ----------
               Total capitalization.........................  $2,991,732    $2,995,451
                                                              ==========    ==========

---------------
(1) Shares outstanding excludes (i) 8,698,010 shares of Common Stock reserved for issuance under the Company's stock option and stock purchase plans, of which 6,669,371 shares were subject to outstanding options at December 27, 1998 and (ii) 17,549,300 shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

                         SELECTED FINANCIAL INFORMATION

     The following selected income statement, earnings per share and balance sheet data have been derived from Knight Ridder's audited consolidated financial statements included in Knight Ridder's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, which is available as described under the heading "Incorporation of Certain Documents by Reference" in the prospectus attached to this prospectus supplement and is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and footnotes, related information, and other financial information set forth therein.

                                                                YEAR ENDED
                                            --------------------------------------------------
                                             DECEMBER 27,      DECEMBER 28,      DECEMBER 29,
                                                 1998              1997              1996
                                            --------------    --------------    --------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
Operating Revenue
  Advertising.............................    $2,362,859        $2,202,251        $1,793,424
  Circulation.............................       587,529           567,757           501,826
  Other...................................       141,531           106,777            78,974
                                              ----------        ----------        ----------
Total Operating Revenue...................    $3,091,919        $2,876,785        $2,374,224
                                              ==========        ==========        ==========
Total Operating Income....................    $  504,618        $  506,028        $  333,133
                                              ==========        ==========        ==========
Income from Continuing Operations(1)......    $  305,631        $  396,504        $  185,380
Discontinued BIS Operations(2)............        60,226            16,511            82,493
                                              ----------        ----------        ----------
Net Income(1).............................    $  365,857        $  413,015        $  267,873
                                              ==========        ==========        ==========
EARNINGS PER SHARE:
Basic:
  Continuing Operations(1)................    $     3.87        $     4.48        $     1.93
  Discontinued BIS Operations(2)..........          0.77              0.19              0.86
                                              ----------        ----------        ----------
  Net Income(1)...........................    $     4.64        $     4.67        $     2.79
                                              ==========        ==========        ==========
Diluted:
  Continuing Operations(1)................    $     3.11        $     3.91        $     1.90
  Discontinued BIS Operations(2)..........          0.62              0.17              0.85
                                              ----------        ----------        ----------
  Net Income(1)...........................    $     3.73        $     4.08        $     2.75
                                              ==========        ==========        ==========
BALANCE SHEET DATA (AT PERIOD END):
  Working Capital (Deficit)...............    $ (128,065)       $   42,459        $   21,157
  Total Assets............................     4,257,097         4,355,142         2,860,907
  Total Debt..............................     1,527,278         1,668,830           821,335
  Shareholders' Equity....................     1,662,731         1,551,673         1,131,508

---------------
(1) Income from Continuing Operations and Net Income include: (a) for 1998, the gains from the sales of the balance of TKR Cable Company, the Company's newspaper in Gary, Indiana, and final settlements from sales of business units made in prior years; (b) for 1997, the gains from the sales of the majority of TKR Cable Company and the Company's newspapers in Long Beach, California, Boca Raton, Florida, Milledgeville, Georgia, and Newberry, South Carolina, as well as the gain on the Boulder, Colorado exchange; and (c) for 1996, the gain from the sale of the Company's holdings in Netscape Communications Corporation. Net Income also includes the gain on the sale of Technimetrics in 1998, Knight-Ridder Information, Inc. in 1997 and Knight-Ridder Financial, Inc. in 1996, all of which are presented as Discontinued BIS Operations for the year indicated.

(2) All years have been restated to present the Business Information Services
    (BIS) Division as discontinued operations. Results of operations of the Company's BIS Division (discontinued in 1997) and the gain on the sale of BIS assets are presented as "Discontinued BIS Operations."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is computed by dividing earnings (as adjusted for fixed charges and undistributed equity income from unconsolidated subsidiaries) by fixed charges for the period. Fixed charges include the interest on debt (before capitalized interest), the interest component of rental expense, and the proportionate share of interest expense on guaranteed debt of certain equity-method investees and on debt of 50%-owned companies.

                                                       YEAR ENDED
                        ------------------------------------------------------------------------
                        DECEMBER 27,   DECEMBER 28,   DECEMBER 29,   DECEMBER 31,   DECEMBER 25,
                            1998           1997           1996           1995           1994
                        ------------   ------------   ------------   ------------   ------------
Ratio of Earnings to
  Fixed Charges.......      5.3            7.1            4.0            3.2            5.2

                         DESCRIPTION OF THE DEBENTURES

     The 6.875% Debentures due March 15, 2029 are a series of Debt Securities (as described in the accompanying prospectus to which this prospectus supplement relates as "Offered Debt Securities"). The following description of the particular terms of the debentures offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus, to which reference is hereby made. Capitalized terms used herein and not defined herein shall have the meanings given to them in the accompanying prospectus or in the indenture referred to herein.

GENERAL

     The debentures will be issued under an indenture, dated as of November 4, 1997 between Knight Ridder and The Chase Manhattan Bank, as trustee, which is more fully described in the accompanying prospectus. Knight Ridder will issue the debentures as unsecured obligations in an aggregate principal amount of $300,000,000. The debentures will mature on March 15, 2029. The debentures will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

     The debentures will not be subject to any sinking fund.

     The debentures will bear interest at the rate set forth on the cover page of this prospectus supplement from March 26, 1999, or the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1999, to the persons in whose names the debentures are registered at the close of business on the March 1 or September 1 preceding the respective interest payment date.

     So long as the debentures are represented by a global certificate, the interest payable on the debentures will be paid to Cede & Co., the nominee of The Depository Trust Company ("DTC"), as Depositary (the "Depositary"), or its registered assigns as the registered owner of the global certificate, by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m. Eastern Standard Time. If the debentures are no longer represented by a global certificate, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled to payment. No service charge will be made for any transfer or exchange of debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

     The debentures will be redeemable, in whole or in part, at the option of Knight Ridder at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the debentures or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the redemption date. The redemption price is calculated assuming a 360-day year consisting of twelve 30-day months.

     "Adjusted Treasury Rate", which is to be determined on the third Business Day preceding the redemption date, means (i) the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed plus (ii) 0.25%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal will be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the debentures, then such other reasonably comparable index which shall be designated by the Company.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the debentures to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debentures or portions thereof called for redemption.

BOOK-ENTRY, DELIVERY AND FORM

     The debentures will be represented by Global Debt Securities that will be deposited with, or on behalf of, DTC, as Depositary, and registered in the name of Cede & Co., the nominee of DTC.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, such as banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchase of interests in the debentures under DTC's system must be made by or through Direct Participants, which will receive a credit for such interests on DTC's records. The ownership interest of each actual purchaser of interests in the debentures ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the debentures, except as described below.

     To facilitate subsequent transfers, all debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the interests in the debentures. DTC's records reflect only the identity of the Direct Participants to whose accounts interests in the debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all the interests in the debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such Note to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the debentures. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts interest in the debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, the Company or its paying agent, disbursement of payments to Direct and Indirect Participants shall be the responsibility of DTC, and disbursement of payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as depositary with respect to the debentures at any time by giving reasonable notice to the Company or its paying agent. Under such circumstances, in the event that a successor depositary is not obtained, certificated debentures will be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificated debentures will be printed and delivered.

     DTC's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, or after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Article Thirteen of the Indenture relating to defeasance and covenant defeasance, which are described in the accompanying Prospectus, shall apply to the debentures.

                                  UNDERWRITING

     Knight Ridder and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a pricing agreement with respect to the debentures. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of debentures indicated in the following table.

                       Underwriters                          Principal Amount of Debentures
                       ------------                          ------------------------------
     Goldman, Sachs & Co...................................           $216,000,000
     NationsBanc Montgomery Securities LLC.................             30,000,000
     Barclays Capital Inc..................................             15,000,000
     Chase Securities Inc..................................             15,000,000
     Norwest Investment Services, Inc......................             15,000,000
     First Chicago Capital Markets, Inc....................              9,000,000
                                                                      ------------
          Total............................................           $300,000,000
                                                                      ============

                                ---------------

     Debentures sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any debentures sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of the debentures. Any such securities dealers may resell any debentures purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the debentures. If all the debentures are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

     The debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures.

     In connection with the offering, the Underwriters may purchase and sell the debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased debentures sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     In the ordinary course of business, Goldman, Sachs & Co. and certain other Underwriters have in the past performed, and may in the future perform, investment banking services for the Company for which they have received, and may in the future receive, fees or other compensation. NationsBanc Montgomery Securities LLC, Barclays Capital Inc., Chase Securities Inc., Norwest Investment Services, Inc. and First Chicago Capital Markets, Inc. and their respective affiliates have engaged and may engage in the future in transactions with, and perform services for, including commercial banking and investment banking transactions, the Company and its affiliates in the ordinary course of business. The Chase Manhattan Bank, the Trustee for the debentures, is an affiliate of Chase Securities Inc.

     The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF DEBENTURES

     The validity of the debentures offered hereby and certain other legal matters will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, San Francisco, California and as to certain matters of Florida law by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. The validity of the debentures offered hereby will be passed upon for the Underwriters by Sullivan & Cromwell, Los Angeles, California. Sullivan & Cromwell will rely as to all matters of Florida law upon the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

                                  $500,000,000

                              KNIGHT-RIDDER, INC.

                                Debt Securities

                             ----------------------

     Knight-Ridder, Inc. may from time to time issue up to $500,000,000 aggregate principal amount of Debt Securities. The accompanying Prospectus Supplement will specify the terms of the securities.

     Knight-Ridder, Inc. may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                              GOLDMAN, SACHS & CO.

                             ----------------------

                 The Date of this Prospectus is March 19, 1999.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company's common stock, par value $.02 1/12 per share (the "Common Stock") is listed on such Exchange.

     The Company has filed with the Securities and Exchange Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (File No. 1-7553) are incorporated by reference in this
Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Corporate Secretary of Knight-Ridder, Inc., 50 West San Fernando Street, San Jose, California 95113 (telephone (408) 938-7700).

                                  THE COMPANY

     Knight Ridder is a communications company engaged in newspaper publishing, news and information services, electronic retrieval services and graphics and photo services. The Company publishes 31 daily newspapers in 28 U.S. markets, reaching 9.2 million readers daily and 13.1 million on Sunday. Its newspapers are dedicated to serving their respective communities with high quality and independent journalism. The Company has won 66 Pulitzer prizes, including 17 in the past ten years. The Company maintains 45 associated web sites under the name Knight Ridder Real Cities.

     The principal executive offices of the Company are located at 50 West San Fernando Street, San Jose, California 95113 (telephone (408) 938-7700). Unless the context otherwise requires, the terms "Knight Ridder" and the "Company" refer to Knight-Ridder, Inc. and its consolidated subsidiaries.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Debt Securities offered hereby will be used for general corporate purposes, including refinancing of indebtedness, working capital increases, capital expenditures, share repurchases and possible future acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general terms and provisions may not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities are to be issued under an indenture dated as of November 4, 1997 between Knight Ridder and The Chase Manhattan Bank, as Trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder. The Indenture provides that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company.

     The Prospectus Supplement relating to the particular Offered Debt Securities will describe the following terms of the Offered Debt Securities:

     (1) the title of the Offered Debt Securities;

     (2) any limit on the aggregate principal amount of the Offered Debt Securities;

     (3) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities (or one or more Predecessor Securities) are registered on any Regular Record Date;

     (4) the date or dates on which the Offered Debt Securities will mature;

     (5) the rate or rates at which the Offered Debt Securities will bear interest, if any, whether such rate or rates will be fixed or variable, and the date or dates from which such interest will accrue;

     (6) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates;

     (7) the place or places where principal of (and premium, if any) and interest, if any, on, the Offered Debt Securities will be payable;

     (8) any mandatory or optional sinking fund or analogous provisions or right of Holders to elect repurchase;

     (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may be redeemed at the option of the Company or repurchased at the option of the Holders;

     (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable;

     (11) the currency or currencies, including composite currencies, or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on, any of the Offered Debt Securities will be payable if other than U.S. dollars;

     (12) if the amount of payments of principal of (or premium, if any) or interest, if any, on, the Offered Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

     (13) if the principal of (or premium, if any) or interest, if any, on, any of the Offered Debt Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more currencies, including composite currencies, or currency units other than that or those in which such Offered Debt Securities are stated to be payable, the currency or currencies, including composite currencies, or currency units in which payment of the principal of (or premium, if any) or interest, if any, on, such Offered Debt Securities of such series as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);

     (14) the portion of the principal amount of the Offered Debt Securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

     (15) whether all or any part of the Offered Debt Securities will be issued in the form of a permanent Global Security or Securities, as described under "-- Permanent Global Securities", and, if so, the depositary for, and other terms relating to, such permanent Global Security or Securities;

     (16) any Event or Events of Default applicable with respect to the Offered Debt Securities in addition to or different from those provided in the Indenture;

     (17) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indenture for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Offered Debt Securities in lieu of any covenant or warranty included in the Indenture for the benefit of Debt Securities of all series, or any combination of such covenants, warranties or provisions;

     (18) any restriction or condition on the transferability of the Offered Debt Securities;

     (19) if not determinable prior to the date the Offered Debt Securities mature, the amount which shall be deemed to be the principal amount of such Offered Debt Securities as of maturity for all purposes and the method of determining such amount;

     (20) if applicable, that such Offered Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "--Defeasance and Covenant Defeasance;"

     (21) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities;

     (22) the terms, if any, on which the Offered Debt Securities may be converted into or exchanged for stock or other securities of the Company or other entities, any specific terms relating to the adjustment thereof and the period during which such Offered Debt Securities may be so converted or exchanged;

     (23) whether the Offered Debt Securities will be subordinate to any other series of Debt Securities, and if so, the provisions for subordination; and

     (24) any other specific terms or provisions of the Offered Debt Securities not inconsistent with the Indenture.

Unless otherwise indicated in the applicable Prospectus Supplement, principal of (and premium, if any) and interest, if any, on, the Offered Debt Securities will be payable, and transfers of the Offered Debt Securities will be registrable, at the office or agency of the Company in New York, New York, which on the date hereof is the Corporate Trust Office of the Trustee located at 450 West 33rd Street, New York, New York 10001; provided, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. (Sections 301, 305 and
1002)

     Unless otherwise indicated in the applicable Prospectus Supplement, the Offered Debt Securities will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Special Federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     If the Debt Securities are denominated, in whole or in part, in any currency other than U.S. dollars, if the principal of (and premium, if any) and interest, if any, on, the Debt Securities are, at the election of the Company or a Holder thereof, to be payable in a currency or currencies, or currency units, other than that in which such Debt Securities are to be payable, or if any index is used to determine the amount of payments of principal of (or premium, if any) or interest, if any, on, any series of the Debt Securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     The Indenture does not contain any provisions that would provide protection to Holders of the Debt Securities in the event of a change in control of Knight Ridder or in the event of a highly leveraged transaction.

PERMANENT GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more permanent Global Securities that will be deposited with the Depositary or its nominee. In such a case, one or more

Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to such series of Debt Securities will describe the circumstances, if any, under which beneficial owners of interests in any such permanent Global Security or Securities may exchange such interests for Debt Securities of such series of like tenor and principal amount in any authorized form and denomination. Unless and until it is exchanged, in whole or in part, for Debt Securities in definitive registered form, a permanent Global Security may not be registered for transfer or exchange except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a permanent Global Security and a description of the Depositary will be contained in the applicable Prospectus Supplement.

RESTRICTIVE COVENANTS

     Restriction upon Mortgages. The Indenture provides that the Company will not, nor will it permit any Subsidiary (as defined below) to, issue, assume or guarantee any debt for money borrowed (herein referred to as "Debt") if such Debt is secured by a Mortgage upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (as defined below) (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities of any series Outstanding which are entitled to the benefits of such provision of the Indenture (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary entitled thereto, subject to applicable priority of payment) shall be secured equally and ratably with or prior to such Debt, except that the foregoing restriction shall not apply to:

     (1) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

     (2) Mortgages on property existing at the time of acquisition thereof, or Mortgages on property which secure the payment of the purchase price of such property, or Mortgages on property which secure Debt incurred or guaranteed for the purpose of financing the purchase price of such property or the construction of such property (including improvements to existing property), which Debt is incurred or guaranteed within 180 days after such acquisition or completion of such construction or commencement of full operation of such property;

     (3) Mortgages securing Debt owing by any Restricted Subsidiary to the Company or to a Restricted Subsidiary;

     (4) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or other person as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary;

     (5) Mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control, industrial revenue or similar financings);

      (6) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (1) to (5), inclusive;

      (7) certain statutory liens or other similar liens arising in the ordinary course of business of the Company or a Restricted Subsidiary, or certain liens arising out of governmental contracts;

      (8) certain pledges, deposits or liens made or arising under worker's compensation or similar legislation, self-insurance arrangements or in certain other circumstances;

      (9) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards;

     (10) liens for certain taxes or assessments, landlord's liens, leases made, or existing on property acquired, in the ordinary course of business and liens and charges incidental to the conduct of the business, or the ownership of the property and assets, of the Company or a Restricted Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or such Restricted Subsidiary or the value of such property for the purposes thereof; and

     (11) Mortgages on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise; provided, that the Company must have disposed of such property within 180 days after the creation of such Mortgages and that any Debt secured by such Mortgages shall be without recourse to the Company or any Subsidiary.

Notwithstanding the above, the Company and one or more Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions; provided, that after giving effect thereto the aggregate amount of such Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 15% of the shareholders' equity of the Company and its Subsidiaries as of the end of the latest fiscal year. (Section 1007)

     Restriction upon Sale and Leaseback Transactions. Sale and leaseback transactions (except such transactions involving leases for less than three years, leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or leases of a Principal Property entered into within 120 days after the latest of the acquisition, completion of construction or commencement of full operation of such Principal Property) by the Company or any Restricted Subsidiary of any Principal Property shall be prohibited unless: (1) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the Debt Securities of any series Outstanding which are entitled to the benefits of such provision of the Indenture; provided, that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the preceding paragraph, or (2) an amount in cash equal to such Attributable Debt is applied to the retirement of funded Debt of the Company or a Restricted Subsidiary which Debt is not subordinated to the Debt Securities of any series Outstanding. (Section 1008)

     Certain Definitions. "Subsidiary" means any corporation of which more than 50% of the outstanding voting stock is owned by the Company or by the Company and one or more other Subsidiaries or by one or more other Subsidiaries. "Principal Property" means all land, buildings, machinery and equipment, and leasehold interests and improvements in respect of the foregoing, which would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with United States generally accepted accounting principles, excluding all such tangible property located outside the United States of America and excluding any such property which, in the opinion of the Board of Directors set forth in a Board Resolution, is not material to the Company and its Subsidiaries consolidated. "Restricted Subsidiary" means any Subsidiary other than: (1) a Subsidiary substantially all of the physical properties of which are located, or substantially all the operations of which are conducted, outside the United States of America, or (2) a Subsidiary which does not own or hold any Principal Property. "Attributable Debt" means the present value (discounted at an appropriate interest rate) of the obligation of a lessee for net rental payments during the remaining term of any lease. (Section 101)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that, unless the provisions of Article Thirteen are made inapplicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Company may elect either: (1) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (2) to be released from its obligations with respect to such Debt Securities under Sections 1007 and 1008 of the Indenture (being the obligations described under "Restriction upon Mortgages" and "Restriction upon Sale and Leaseback Transactions," respectively) and any other covenants applicable to such Debt Securities which are subject to covenant defeasance and any omission to comply with such obligations shall not constitute an Event of Default with respect to Debt Securities of such series ("covenant defeasance"), upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay at maturity (or upon redemption, as the case may be) the principal of (and premium, if any) and interest, if any, on, such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service issued to the Company or published as a revenue ruling or on a change in applicable Federal income tax law occurring after the date of the Indenture. (Article Thirteen)

     In the event Knight Ridder effects covenant defeasance with respect to Debt Securities of any series and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (4) under "-- Events of Default" with respect to Sections 1007 and 1008 of the Indenture and any other covenants applicable to such Debt Securities which are subject to covenant defeasance, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series:

     (1) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

     (2) failure to pay principal of or premium, if any, on, any Debt Security of that series when due;

     (3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;

     (4) failure to perform, or breach of, any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture;

     (5) certain events of bankruptcy, insolvency or reorganization; and

     (6) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default (other than an Event of Default specified in clause
(5) or (6) above) with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 50% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. If an Event of Default specified in clause (5) or (6) above with respect to Debt Securities of any series at the time Outstanding occurs, the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series shall automatically, and without declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of the rights or powers vested in it under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series; provided, that such direction shall not be in conflict with any rule of law or the Indenture. (Section 512)

     No holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless that holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 33 1/3% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days (Section 507). However, these limitations do not apply to a suit instituted by a holder of Debt Securities for enforcement of payment of the principal of and premium, if any, or interest on such Debt Securities on or after the respective due dates expressed in such Debt Securities. (Section
508).

     Knight Ridder will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1009)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by Knight Ridder and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

     (1) change the Stated Maturity of the principal of, or any installment of principal of, or interest, if any, on, any Debt Security;

     (2) reduce the principal amount of, or the premium (if any) or interest, if any, on, any Debt Security;

     (3) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof;

     (4) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on, any Debt Security;

     (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or

     (6) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with any term, provision or condition set forth in certain covenants provided for the benefit of such Holders. (Section 1010) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest, if any, on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     Knight Ridder, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any corporation or may acquire or lease the assets of any person; provided, that the corporation formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized under the laws of any United States jurisdiction and expressly assumes the Company's obligations with respect to the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. (Section 801)

CONCERNING THE TRUSTEE

     Knight Ridder maintains deposit accounts and banking and borrowing relations with the Trustee, including the Company's revolving credit agreements, under which the Trustee is a lending bank. As of December 27, 1998, the Company had no outstanding borrowings under such revolving credit agreements. The Trustee is the issuing and paying agent for the Company's commercial paper borrowings and serves as registrar and transfer agent for the Company's Common Stock.

     The Trustee is also trustee of the 6.3% Senior Notes due 2005, the 8.5% Amortizing Notes due 2001 and the 9.875% Debentures due 2009 issued pursuant to an Indenture, dated as of February 15, 1986, as supplemented by the First Supplemental Indenture, dated as of April 15, 1989, each between the Company and the Trustee (as successor to Manufacturers Hanover Trust Company) and the 6.625% Notes due 2007 and the 7.15% Debentures due 2027 issued pursuant to an Indenture dated as of November 4, 1997 between the Company and the Trustee (collectively, the "Other Indenture Securities"). Pursuant to the Trust Indenture Act of 1939, as amended, should a default occur with respect to either the Debt Securities or the Other Indenture Securities, the Trustee would be required to resign as Trustee with respect to the Debt Securities or the Other Indenture Securities within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

                              PLAN OF DISTRIBUTION

     Knight Ridder may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include one or more of Goldman, Sachs & Co. ("Goldman Sachs"), or a group of underwriters represented by firms including Goldman Sachs. Goldman Sachs may also act as agent.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Knight Ridder also may, from time to time, authorize dealers, acting as the Company's agents, to solicit offers to purchase the Offered Debt Securities upon the terms and conditions set forth in any Prospectus Supplement.

     In connection with the sale of Debt Securities, underwriters may receive compensation from Knight Ridder or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in a Prospectus Supplement relating to the Offered Debt Securities.

     Under agreements which may be entered into by Knight Ridder, underwriters, dealers and agents which participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     The Debt Securities are a new issue of securities with no established trading market. In the event that Debt Securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities of any series or as to the liquidity of the trading market for the Debt Securities.

     Goldman Sachs performs various investment banking services for Knight Ridder and Knight Ridder sells its commercial paper to or through Goldman Sachs. John L. Weinberg, Senior Chairman and former Senior Partner of Goldman Sachs, is a director of Knight Ridder and serves as Chairman of the Compensation Committee of the Company's Board of Directors. Certain of the other underwriters and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                          VALIDITY OF DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the validity of the Offered Debt Securities will be passed upon for Knight Ridder by Orrick, Herrington & Sutcliffe LLP, San Francisco, California and as to certain matters of Florida law by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. The validity of the Offered Debt Securities will be passed upon for the Underwriters by Sullivan & Cromwell, Los Angeles, California. Sullivan & Cromwell will rely as to all matters of Florida law upon the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

                                    EXPERTS

     The consolidated financial statements of Knight-Ridder, Inc. and subsidiaries, appearing in or incorporated by reference in Knight-Ridder, Inc.'s Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

===============================================================================

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                     ------

                               TABLE OF CONTENTS

                                          Page
                                          ----
            Prospectus Supplement
Forward-Looking Statements..............   S-2
The Company.............................   S-2
Use of Proceeds.........................   S-2
Capitalization..........................   S-3
Selected Financial Information..........   S-4
Ratio of Earnings to Fixed Charges......   S-5
Description of the Debentures...........   S-5
Underwriting............................   S-9
Validity of Debentures..................  S-10

                  Prospectus
Available Information...................     2
Incorporation of Certain Documents By
  Reference.............................     2
The Company.............................     3
Use of Proceeds.........................     3
Description of Debt Securities..........     3
Plan of Distribution....................    11
Validity of Debt Securities.............    12
Experts.................................    12

===============================================================================


===============================================================================


                                  $300,000,000

                              KNIGHT-RIDDER, INC.

                               6.875% Debentures
                               due March 15, 2029

                           -------------------------

                             PROSPECTUS SUPPLEMENT

                           -------------------------

                              GOLDMAN, SACHS & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                BARCLAYS CAPITAL

                             CHASE SECURITIES INC.

                               NORWEST INVESTMENT
                                 SERVICES, INC.

                                 FIRST CHICAGO
                             CAPITAL MARKETS, INC.
                               A BANK ONE COMPANY

===============================================================================